FOR  IMMEDIATE  RELEASE            Contact:  Thomas  R.  Heidenthal
                                             Senior  Vice  President  &  CFO
                                             (615)  373-7774

              DOANE PET CARE ACQUIRES A/S AROVIT PETFOOD IN DENMARK

BRENTWOOD, Tenn., May 10, 2000 -- Doane Pet Care Company ("Doane") today announced that it has completed the acquisition of all the outstanding capital stock of A/S Arovit Petfood ("Arovit"), whose headquarters are located in Esbjerg, Denmark, under substantially the same terms announced on March 24, 2000 when it entered into the Share Purchase Agreement. Under these terms, Doane paid approximately DKK 1.2 billion (or approximately $149 million, net of foreign currency hedges) and assumed indebtedness, net of cash, of approximately DKK 97 million. As a result of the transaction, Arovit became a wholly-owned subsidiary of Doane.

The acquisition of Arovit was financed through borrowings under an amendment to Doane's senior credit agreement with The Chase Manhattan Bank as Administrative Agent, DLJ Capital Funding, Inc. as Syndication Agent, Firstar Bank, N.A. as Documentation Agent, Den Danske Bank Aktielselskab as European Managing Agent, and Chase Securities Inc. and DLJ Capital Funding, Inc. as Co-Lead Arrangers. The amended credit agreement provides for $80 million of incremental Tranche B loans and Euro 82 million (approximately $73 million) of new Euro Tranche A loans.

Certain statements made in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21B of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release are forward-looking statements. Readers should not place undue reliance on any forward-looking statements, which speak only as of the date made. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. It is important to note that results could differ materially from those projected in such forward-looking statements. Factors that could cause results to differ materially include without limitation: changes in demand from major customers, changes in demand for the Company's products, changes in market trends, general competitive pressures from existing and new competitors, adverse changes in operating performance and adverse economic conditions. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company's SEC filings, including without limitation the Company's 1999 Form 10-K.